SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*




                            OSI Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    671040103
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                  June 12, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]  Rule 13d-1(b)

             [X]  Rule 13d-1(c)

             [ ]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              Tudor Investment Corporation
         -----------------------------------------------------------------------
              22-2514825
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                  2,803,447
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power             2,803,447
                                                    ----------------------------

--------------------------------------------------------------------------------

                      9)   Aggregate Amount Beneficially Owned by Each Reporting
                           Person                               2,803,447
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             4.9%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              Paul Tudor Jones, II
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      USA
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                  3,050,233
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power             3,050,233
                                                    ----------------------------

--------------------------------------------------------------------------------

                      9)   Aggregate Amount Beneficially Owned by Each Reporting
                           Person                               3,050,233
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             5.4%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        IN
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              Tudor Proprietary Trading, L.L.C.
         -----------------------------------------------------------------------
              13-3720063
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                    246,786
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power               246,786
                                                    ----------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  246,786
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             0.4%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        OO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              The Tudor BVI Global Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      Cayman Islands
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                    461,714
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power               461,714
                                                    ----------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  461,714
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             0.8%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              Witches Rock Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      Cayman Islands
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                    242,437
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power               242,437
                                                    ----------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  242,437
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             0.4%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              The Raptor Global Portfolio Ltd.
         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      Cayman Islands
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                  2,080,627
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power             2,080,627
                                                    ----------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                2,080,627
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             3.7%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        CO
                                                      --------------------------

--------------------------------------------------------------------------------

CUSIP No.  671040103
           ----------------------

--------------------------------------------------------------------------------

    1)   Names of Reporting Person

         S.S. or I.R.S. Identification No. of Above Person

              The Altar Rock Fund L.P.
         -----------------------------------------------------------------------
              06-1558414
         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

    2)   Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
              ------------------------------------------------------------------

         (b)         X
              ------------------------------------------------------------------

--------------------------------------------------------------------------------

    3)   SEC Use Only
                      ----------------------------------------------------------

--------------------------------------------------------------------------------

    4) Citizenship or Place of Organization      Delaware
                                               ---------------------------------

--------------------------------------------------------------------------------

                      (5)  Sole Voting Power                            0
                                              ----------------------------------
Number of Shares      ----------------------------------------------------------
Beneficially          (6)  Shared Voting Power                     18,669
Owned by Each                                   --------------------------------
Reporting Person      ----------------------------------------------------------
With                  (7)  Sole Dispositive Power                       0
                                                   -----------------------------
                      ----------------------------------------------------------
                      (8)  Shared Dispositive Power                18,669
                                                    ----------------------------

--------------------------------------------------------------------------------

    9)   Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   18,669
                                                   -----------------------------

--------------------------------------------------------------------------------

   10)   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                            ----------------------------------------------------

--------------------------------------------------------------------------------

   11)   Percent of Class Represented by Amount in Row 9             0.03%
                                                               -----------------

--------------------------------------------------------------------------------

   12) Type of Reporting Person (See Instructions)        PN
                                                      --------------------------

--------------------------------------------------------------------------------

 Item 1(a).    Name of Issuer:

               OSI Pharmaceuticals, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               41 Pinelawn Road
               Melville, NY  11747

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") Witches Rock Portfolio Ltd. ("Witches Rock Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones and Altar Rock is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of each of BVI Portfolio, Witches Rock Portfolio, and Raptor Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Mr. Jones is a citizen of the United States.
               TPT is a Delaware limited liability company.
               BVI Portfolio, Witches Rock Portfolio, and Raptor Portfolio are companies organized under the laws of the Cayman Islands.
               Altar Rock is a Delaware limited partnership.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.01

Item 2(e).     CUSIP Number:

               671040103

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under section 15 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in section 3(a)(19) of the
                       Act
               (d) [ ] Investment Company registered under section 8 of the
                       Investment Company Act
               (e) [ ] Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940
               (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with section
                       240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
               (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.        Ownership (As of June 21, 2006).

               (a) Amount Beneficially Owned: See Item 9 of cover pages

               (b) Percent of Class: See Item 11 of cover pages

               (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct the vote
                                                       See Item 5 of cover pages
                                                      --------------------------
                   (ii)  shared power to vote or to direct the vote
                                                       See Item 6 of cover pages
                                                      --------------------------
                   (iii) sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                      --------------------------
                   (iv)  shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages

                    The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (246,786 shares), BVI Portfolio (461,714 shares), Witches Rock Portfolio (242,437 shares), Raptor Portfolio (2,080,627 shares), and Altar Rock (18,669 shares). Because TIC provides investment advisory services to BVI Portfolio, Witches Rock Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.


Item 5.        Ownership of Five Percent or Less of a Class.

                   Not applicable


Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                   Not applicable

Item 7.        Identification  and  Classification of the Subsidiary Which
                 Acquired the Security Being Reported on By the Parent Holding Company.

                   Not applicable

Item 8.        Identification and Classification of Members of the Group.

                   See cover pages

Item 9.        Notice of Dissolution of Group.

                   Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                       Dated:       June 22, 2006


                       TUDOR INVESTMENT CORPORATION


                       By:      /s/ Stephen N. Waldman
                          ------------------------------------------------------
                          Stephen N. Waldman
                          Managing Director and Associate General Counsel




                              /s/ Paul Tudor Jones, II
                              Paul Tudor Jones, II



                       TUDOR PROPRIETARY TRADING, L.L.C.


                       By:      /s/ Stephen N. Waldman
                          ------------------------------------------------------
                          Stephen N. Waldman
                          Managing Director and Associate General Counsel


                       THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                       By:  Tudor Investment Corporation,
                            Trading Advisor

                          By:     /s/ Stephen N. Waldman
                             ---------------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                       WITCHES ROCK PORTFOLIO LTD.

                       By:    Tudor Investment Corporation,
                              Investment Adviser


                              By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                       THE RAPTOR GLOBAL PORTFOLIO LTD.

                       By:    Tudor Investment Corporation,
                              Investment Adviser


                              By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                       THE ALTAR ROCK FUND L.P.

                       By:    Tudor Investment Corporation,
                              General Partner


                              By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel